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                                                                    EXHIBIT 4.2



                             MODIFICATION AGREEMENT


         MODIFICATION AGREEMENT dated as of July 1, 1996, (the "Modification Agreement") modifying the amended employment agreement dated as of January 20, 1995 (the "Amended Agreement"), by and between ToHQ, INC., a New York corporation having an address at 5016 North Parkway Calabasas, Calabasas, California 91302 (the "Company") and JACK FRIEDMAN, having an address at 6331 Ramirez Mesa, Malibu, California 90265 ("Friedman").


                             W I T N E S S E T H :

         WHEREAS, the parties wish to restructure the cash consideration (salary and bonus) and other benefits Friedman is to receive under the Amended Agreement so as to provide Friedman with shares of the Company's common stock for the amounts presently accrued under the Amended Agreement and services being performed hereunder; and

         WHEREAS, Friedman agrees to waive all future payments and benefits due under the Amended Agreement; and

         WHEREAS, this Modification Agreement modifies the Amended Agreement to such extent as is stated below, and represents the complete agreement between the parties;

         NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and of the mutual benefits to be gained by the performance thereof, the parties hereby agree as follows:

         1. Employment Term. Friedman shall be retained by the Company as a consultant until December 31, 1997 (the "Term").

         2. Duties. From the date hereof until the expiration of the Term, Friedman shall consult with the management of the Company in connection with special projects that Friedman shall be called upon to evaluate and advise the Company with respect to such special projects and such other business matters that Friedman may be called upon to become involved with.

         3. Devotion of Time. The Company acknowledges that after the date hereof, Friedman shall devote a substantial amount of his time and attention to other business matters. Except as specifically limited by paragraph 7 hereafter, Friedman shall be free to devote his time and attention to such other activities as he deems appropriate and shall render services to the Company subject to his availability and other commitments and upon three
(3) days prior written notice.
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         4.      Compensation.

                 (a) Friedman hereby waives and relinquishes any right or claim to receive any salary, bonus, payment or remuneration which he may otherwise have been entitled to receive under the Amended Agreement.

                 (b)      Shares of Common Stock.

                          (i)     In consideration for Friedman hereby agreeing
to waive and forego salary, bonuses and other benefits not previously paid to him or otherwise due to him upon execution of this Modification Agreement, the Company will grant and deliver to Friedman an aggregate of seventy thousand (70,000) shares of the Company's Common Stock (the "Shares").

                          (ii)    Friedman is acquiring the Shares for his own
account for investment, without a view to, or for resale in connection with, any distribution of the Shares.

                          (iii)   The Shares granted to Friedman under this
section are not presently, and upon their issuance, will not be registered under the Securities Act of 1933, as amended (the "Act"), or qualified or registered under the applicable state securities laws. The Company agrees to diligently pursue registration of the Shares, including the filing of a registration statement on Form S-8, providing for the registration of the Shares in order to provide for the sale of such shares of Common Stock within fourteen (14) days from the date hereof, and, if necessary, the filing of a reoffering prospectus.

                 (c) Previously Granted Stock Option. The stock option previously granted to Friedman, which is a nonstatutory option granted outside of the ToHQ, Inc. Amended and Restated 1990 Stock Option Plan shall continue and shall be exercisable until one year after the expiration of the Term, upon the following terms and conditions:

                          (i) Such option is for an aggregate of eighty-nine thousand three hundred forty-three (89,343) shares of the Company's Common Stock at an exercise price of $3.75.

                          (ii) The right to exercise the option for the entire eighty-nine thousand three hundred forty-three (89,343) shares of the Company's Common Stock shall immediately vest upon execution of this Modification Agreement.

                          (iii) The Company will at all times reserve for issuance and delivery upon exercise of the Option all shares of Common Stock due upon exercise of the Option. All such shares of Common Stock shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable and free of all preemptive rights.

                          (iv) The shares of Common Stock issuable upon exercise of the Option are not presently, and upon their issuance may not be, registered under the Securities Act of 1933, as amended (the "Act"), or registered or qualified under the applicable state





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         securities laws.  The Company agrees to diligently pursue registration of the shares underlying this option, including the filing of a registration statement on Form S-8, providing for the registration of the Shares in order to provide for the sale of such shares of Common Stock within fourteen (14) days from the date hereof, and, if necessary, the filing of a reoffering prospectus.

                          (v) The Common Stock issued upon exercise of the Option may be sold or otherwise disposed of only in accordance with the provisions of subparagraph (iii) above or pursuant any other provisions provided under the Act and the applicable state securities laws.

                          (vi) The Option shall not, by virtue hereof, grant any rights of a stockholder of the Company, either at law or in equity, and Friedman's rights, with respect to the Option, are limited to those rights expressed herein.

                          (vii) The Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise incumbered or disposed of by Friedman, otherwise than by Will or the laws of descent and distribution, and, during Friedman's lifetime shall not be exercisable by any other person, but only by him, and in the event of his disability by his legal representative.


                          (viii)           (a)     In the event that the
         outstanding Common Stock of the Company is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made in the number of shares exercisable under the Option and the exercise price per share. If the Company shall be reorganized, consolidated or merged with another corporation, or if all of substantially all of the assets of the Company shall be sold or exchanged, Friedman shall, at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by the Option.

                                        (b)  Any adjustment in the number of
         shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

                          (ix) Upon exercise of the Option and the issuance of any of the shares of Common Stock thereunder, all certificates representing shares which have not been registered under the Act or applicable state securities laws shall bear on the face thereof substantially the following legend, insofar as is consistent with New York law:





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                 "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
                 SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR ANY OPINION OF COUNSEL REASONABLY SATISFACTORY TO ToHQ, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

                          (x) Friedman may exercise the Option, at any time, for all or any portion of the underlying shares of Common Stock by giving the Company written notice of the number of shares he desires to exercise and delivering payment to the Company in the amount of the total exercise price for such shares, within 30 days after any such exercise. In the event that not all of the shares are exercised, the unexercised portion of the Option shall continue to be exercisable by him, until such right expires pursuant to the terms provided hereunder.

                 (d)      "Lock-Up".

                          (i)     The term "Locked-up Shares" shall mean (a)
the sum of (1) the Shares described in Section 4(b) above and (2) the 89,343 shares which may be purchased by Friedman pursuant to the option described in
Section 4(c) above (collectively, the "Aggregated Shares"), less (b) 20,750 of the Aggregated Shares.

                          (ii)    With respect to such 20,750 of the Aggregated
Shares, the Company agrees that there is no "lock-up" or other contractual restriction upon Friedman.

                          (iii)   Friedman agrees that for a period of nine (9)
months following the date hereof, Friedman will not offer, sell, contract to sell, grant any option or warrant to purchase or right to acquire, or otherwise dispose of any of the Locked-up Shares, except that fifteen thousand (15,000) of such Locked-up Shares may be sold without any contractual restriction and without the written consent of the Company during each month subsequent to January 1, 1997, and provided further that all restrictions herein provided shall be terminated automatically in the event that the closing bid quotation of the Company's Common Stock on Nasdaq is at least $12.50 per share for 20 consecutive days.

                 (e) Existing Stock Options Under the Plan. The option granted to Friedman on February 25, 1994, pursuant to the ToHQ, Inc. Amended and Restated 1990 Stock Option Plan, as amended (the "Plan"), for three thousand nine hundred eighty-nine (3,989) shares of the Company's Common Stock at an exercise price of $13.95 is hereby cancelled.

                 (f) The option granted to Friedman on February 15, 1995 for nineteen thousand (19,000) shares of the Company's Common Stock at an exercise price of $3.75, of which six thousand three hundred thirty-four (6,334) shares have been exercised by Friedman as of the date hereof, leaving an option for twelve thousand six hundred sixty-six (12,666) shares of the Company's Common Stock, shall continue in effect in accordance with the terms and





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conditions of such option which are set forth in the Plan and the accompanying
1990 Stock Option Agreement, in the form of Exhibit 1 annexed hereto, with the exception that such option, shall vest in full as of the date hereof.


         5.      Benefits; Reimbursement of Expenses.

                 (a) Benefits. All benefits provided in the Amended Agreement are hereby waived by Friedman.

                 (b) Automobile Allowance. All allowances heretofore provided in the Amended Agreement are hereby waived by Friedman.

                 (c) Expenses. The Company shall pay directly or reimburse Friedman for all reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Modification Agreement. For such purposes, Friedman shall submit to the Company itemized reports of such expenses in accordance with the Company's policies and shall be reimbursed in accordance with past practices.

         6. Books and Records; Audit. Friedman waives any rights to conduct an audit or to receive audit expenses.

         7.      Restrictive Covenant.

                 (a) Non-Compete. Friedman agrees that, during the Term and for a period of one year thereafter, he will not directly or indirectly, be employed or otherwise involved with any business, other than the Company, which sells video game titles for the Nintendo GameBoy or Sega Game Gear platforms which originate from or are otherwise sold by Electronic Arts for any of its other platforms. This restriction is expressly conditioned upon the Company's performance of the terms and conditions contained in this Modification Agreement.

                 (b) Blue Penciling. If, at the time of enforcement of any provision of subparagraph (a) above, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

         8. Mutual Releases. Friedman and the Company shall execute and deliver to each other general releases in the forms annexed hereto as Exhibits 2 and 3, respectively, which releases, however, shall not discharge either from any of their obligations under this Modification Agreement or any of the exhibits to this Modification Agreement. In addition, such releases shall not affect any of Friedman's rights with respect to any of the stock options described in this Modification Agreement, whether pursuant to or outside of the Plan.





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         9.      Termination.

                 (a) Termination of Employment. Friedman's employment hereunder shall be automatically terminated upon his death or his resignation from the Company, and in addition may be terminated, at the sole discretion of the Company, upon 30 days' prior written notice by the Company, for cause as set forth in paragraph (b) below.

                 (b)      Cause.  For purposes hereof, "cause" shall include:
(i) Friedman's willful malfeasance or gross negligence, (ii) the material breach of any covenant made by Friedman hereunder, and his failure to cure such conduct or event constituting "cause" within 30 days after written notice thereof, and (iii) termination for commission of an act of dishonesty, theft, fraud, embezzlement, falsification of books and records, continued or prolonged intoxication, either alcohol or drug related, and conviction of a felony or a crime involving moral turpitude or securities laws.

                 (c) Termination by Friedman. Friedman may terminate this Modification Agreement without further obligation or liability to the Company upon 30 days written notice to the Company, if the Company breaches any material term, covenant or obligation contained in this Modification Agreement and fails to cure such breach to Friedman's reasonable satisfaction within such 30-day period or files a petition in bankruptcy, liquidates or dissolves. In the event Friedman elects to terminate this Modification Agreement for any of the reasons herein set forth, Friedman shall be released from the restrictive covenant set forth in Paragraph 7 hereof.

         10. Indemnification. The Company hereby agrees to indemnify Friedman to the fullest extent permitted by law against any and all claims, expenses, judgments and/or penalties, including attorneys' fees, arising from or relating to any claims, actions, suits or proceedings instituted against the Company and/or Friedman by reason of his actions on behalf of the Company.

         11. Dispute Resolution. The parties agree to submit all disputes arising under this Modification Agreement before the Judicial Arbitration and Mediation Services located in Santa Monica, California ("JAMS"). Pursuant to the applicable provisions of the California Code of Civil Procedure, including without limitation, Section 1283.05 thereof, the parties agree that they shall be entitled to all rights to discovery as if the matter were litigated in the California Superior Court. To the extent permitted by law, the parties agree that the judge shall have full power and authority to resolve all discovery disputes and issue any and all ancillary relief (injunctions, writs, etc.) regarding such disputes.

         12. Attorneys' Fees. In the event that any action or proceeding is commenced by one party to this Modification Agreement against the other for the purpose of determining or enforcing the rights of either party hereunder, the prevailing party shall be entitled to recover against the other party the reasonable attorneys' fees and costs the prevailing party incurred in connection with such action or proceeding.

         13.  Omitted.





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         14.  Assigns.  This Modification Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

         15. Entire Agreement; Amendment. This Modification Agreement, the Exhibits hereto, all Stock Option Agreements covering Friedman's stock options and the Plan, together reflect the entire agreement between the parties, with respect to the subject matter contained herein, and supersede all prior agreements and understandings between the parties with respect to such subject matter. This Modification Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

         16. Governing Law. This Modification Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

         17. Severability. If any provision of this Modification Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Modification Agreement. Such remaining provisions shall be fully severable, and this Modification Agreement shall be construed and enforced as if such invalid provisions had never been a part of this Modification Agreement.

         18. Representation of the Parties. Each party has had full opportunity to review this Agreement with independent and separate counsel. The Company, in entering into this Modification Agreement has reviewed it with and been represented by Sidley & Austin, and Friedman has reviewed it with and been represented by Perry Wander, Esq.

         19. Confidentiality. Unless the terms of this Modification Agreement are publicly disclosed by the Company, Friedman shall not reveal, divulge, or disclose the terms of this Modification Agreement to any person, firm, corporation or other business organization, without the prior written consent of the Company.

         20. Counterparts. This Modification Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties have executed this Modification
Agreement as of the date and year first above written.


                                       ToHQ, INC.



                                       By:   /s/ Brian J. Farrell
                                          --------------------------------
                                          Brian J. Farrell
                                          President



                                       /s/ Jack Friedman
                                       -----------------------------------
                                       JACK FRIEDMAN






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